                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                            File Number 33-83374

                             PROSPECTUS SUPPLEMENT
                                       to
                       Prospectus Dated November 10, 1994

                                3,261,871 SHARES

                              CISCO SYSTEMS, INC.

                                  COMMON STOCK
                            (NO PAR VALUE PER SHARE)

This Prospectus Supplement supplements the Prospectus dated November 10, 1994 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 3,261,871 shares of Common Stock, no par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Newport Systems Solutions, Inc. ("Newport"), through a merger of a wholly-owned subsidiary of the company with and into Newport. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

        The following table sets forth the number of shares of Common Stock owned by shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholders as Selling
Shareholders:

                                                                                                   Number of
                                                                                                    Shares
                                             Number of Shares             Percent of            Registered for
                                               Beneficially              Outstanding                 Sale
Name of Selling Shareholder                        Owned                    Shares                Hereby (1)
---------------------------                        -----                    ------                ----------
William M. Hulings and Mary A.                    60,000                      *                     60,000
Hulings Charitable Trust No. 1

-----------
*  less than one percent

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.
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